Exhibit 2.2

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is entered into as of July 3, 2003, by and among Apio, Inc., a Delaware corporation (the “Apio”), Apio Fresh, LLC, a California limited liability company (“Apio Fresh”) and the growers listed on Exhibit A hereto (the “Growers”). This Agreement and the rights and obligations hereunder shall be effective as of June 30, 2003 (the “Effective Date”).

RECITALS

A.                                   Pursuant to the terms of a Purchase Agreement between Apio, Apio Fresh and the Growers dated as of the date hereof (the “Purchase Agreement”), Apio Fresh purchased certain of the assets of Apio.

B.                                     As a condition to entering into the Purchase Agreement, the parties hereto have agreed to enter into this Agreement to set forth certain restrictions on the markets and products that each party may engage in for a certain period of time and such other limitations as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Definitions.  Terms not defined herein shall have the meaning assigned to them in the Purchase Agreement.  In addition, the following terms shall have the following meanings as used herein:

(a)                                  “Apio Fresh Group” shall mean Apio Fresh and all of the Growers.

(b)                                 “Black Dog” shall mean Black Dog Farms of California, 530 West 6th Street, Holtville, California 92250.

(c)                                  “C&V” shall mean C&V Farms, Inc., 2325 Bonita Lateral, Santa Maria, California 93458.

(d)                                 “Domestic Vegetable Business” shall mean the marketing and sales of commodity produce and iceless, field or cooler packed, whole broccoli and iceless green onions to retail organizations, excluding Wal-Mart, in North America.

(e)                                “Export Business” shall mean Apio’s export business operated through its wholly-owned subsidiary, Cal-Ex Trading Company (“Cal-Ex”), other than with respect to the export of artichokes.

(f)                                    “Grower” shall mean each grower listed on Exhibit A hereto plus any new member of Apio Fresh under its Operating Agreement.

(g)                                 “North America” shall mean the counties, cities and states of the United States of America, Canada and Mexico.

(h)                                 “Santa Fe Nursery” shall mean Santa Fe Nursery Inc., P.O. Box 820, Guadalupe, California 93434..

(i)                                     “Restricted Territory” shall mean the counties, cities and states of the United States of America and each political subdivision and/or nation throughout the world.

(j)                                     “Value Added Business” shall mean (1) Apio’s value added container, bagged, iceless caseliner (excluding iceless, field or cooler packed, whole broccoli and iceless green onions), bulk bin, meals, snacks and tray packed broccoli, cauliflower, snap pea, grape tomato and green bean produce, (2) all produce and value added produce sales to Wal-Mart and (3) Apio’s proprietary and patented modified atmosphere packaging know-how and related proprietary technology.

(k)                                  “Value Added and Export Supply Contracts” shall mean those contracts of any Grower existing at the time such Grower becomes a Member, to supply produce to any commodity and value added suppliers of produce.

(l)                                     “Wal-Mart” shall mean Wal-Mart Stores, Inc., and any of its subsidiaries, including but not limited to Sam’s Club.

2.                                      Covenants Not to Compete.

(a)                                  Apio Fresh Obligations.  As of July 14, 2003, Apio Fresh and each Grower agree that for a period of four (4) years from the Effective Date, neither Apio Fresh, any Grower nor their Affiliates, will:

(i)                                     (A) own, operate or manage, or (B) provide any fruit or vegetable produce or services related thereto to; or

(ii)                                  actively participate in, vote for or encourage, aid, abet or otherwise assist any person, corporation, partnership or other entity, including, without limitation a family member, in which Apio Fresh or any Grower is an employee of, or owns an interest in, or is a proprietor, owner, partner, stockholder, director, officer, consultant, agent or representative of, which (A) owns, operates, manages, or (B) provides any fruit or vegetable produce or services related thereto to, any business or businesses that are competitive with, either directly or indirectly, the Value Added Business or the Export Business in the Restricted Territory.

(b)                                 Apio Fresh Limitations.  Notwithstanding the foregoing:

(i)                                     Santa Fe Nursery shall not be subject to the provisions of this Section 2(a) solely with respect to it providing transplanting services.

(ii)                                  Black Dog and C&V shall only be subject to the provisions of this Section 2(a) with respect to owning, operating or managing any business or businesses that are directly competitive with the Value Added Business or the Export Business.

(iii)                               Apio may, on a case by case basis and in its sole discretion, exempt any Grower who becomes a Member of Apio Fresh after the date of this Agreement and has then-existing Value Added and Export Supply Contracts with parties other than Apio from the provisions of this Section 2(a) with respect to such then-existing Value Added and Export Supply Contracts.

(iv)                              Steve Jordan’s equity interest in The Elmore Company located in Brawley California shall not be a violation of this Agreement.

(v)                                 Except with respect to the existing or future Growers listed on Exhibit B attached hereto, any other grower who becomes a member of Apio Fresh after the date hereof and who subsequently withdraws or terminates its membership interest in Apio Fresh shall, from the date of such withdrawal or termination and thereafter, no longer be subject to the terms and conditions of this Agreement, including without limitation the restrictions set forth in Section 2(a); provided, however that such terminating grower shall continue to be prohibited from the owning, operating, controlling or managing any business or businesses that are directly competitive to the Value Added Business or Export Business during the remaining term of this Agreement.

(b)                                 Apio Obligations.  As of July 14, 2003, Apio agrees that for a period of four (4) years from the Effective Date, neither Apio nor its Affiliates will own, operate, manage, or provide consulting services or license any of the Licensed Trademarks (as defined in the Trademark License Agreement) to, or own an interest in, or be a proprietor, owner, partner, stockholder, director, officer, employee, consultant, agent or representative of, a person, corporation, partnership or other entity, including, without limitation, a family member, which owns, operates, manages, or provides consulting services to, or in any other way provides services that are competitive with, either directly or indirectly, any business or businesses engaged in the Domestic Vegetable Business in North America.  Notwithstanding the foregoing, neither Apio nor its Affiliates shall be prohibited in any way from (i) any of the foregoing activities in connection with conducting its Value Added Business and Export Business or (ii) providing or selling any produce, products or services to Wal-Mart.

(c)                                  Severability.  The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law.

(d)                                 Reformation.  In the event that the provisions of this Section 2 should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be automatically reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

3.                                      Apio Fresh and Grower Representation and Warranty.  Apio Fresh and each Grower represent and warrant to Apio that as of the Effective Date they do not own, operate, manage, or provide any fruit or vegetable produce or services related thereto to, any business or businesses that are competitive with, either directly or indirectly, the Value Added Business or the Export Business in the Restricted Territory. Except that as of the Effective Date, (i) Santa Fe Nursery provides transplanting services to businesses that may be directly or indirectly competitive with the Value Added Business or the Export Business and (ii) Black Dog, C&V and Elmore may own, operate, manage or provide fruit or vegetable produce or services related thereto, to any business or businesses that may be directly competitive with the Value Added Business or the Export Business.

4.                                      Solicitation.  Subject to the terms of Section 8 of the Purchase Agreement, for a period of four (4) years from the Effective Date, neither the Apio Fresh Group on the one hand, nor Apio on the other shall (i) engage or participate in any effort or act to solicit the other parties associates, employees or consultants to cease doing business, or their association or employment with the other or (ii) interfere in any manner in the contractual or employment relationship between the other party and any such associate, employee or consultant of such party.

5.                                      Representations.  Each party represents that: (i) it is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) it is fully aware of its obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) it is receiving specific, bargained-for consideration for its covenants not to compete and not to solicit, and (iv) the execution of this Agreement, and performance of such party’s obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which such part is a party or any judgment, order or decree to which such party is subject.

6.                                      Breach.  The Apio Fresh Group on the one hand and Apio on the other, each acknowledges that in the event of a breach of any of the provisions of this Agreement by the other party (the “Breaching Party”), the non-breaching party (the “Damaged Party”) would sustain irreparable harm, and, therefore, the Breaching Party agrees that in addition to any other remedies which the Damaged Party may have under this Agreement or otherwise, the Damaged Party shall be entitled to obtain equitable relief, including specific performance and injunctions restraining the Breaching Party from committing or continuing any such violation of this Agreement.

7.                                      Advice of Legal Counsel.  Each party acknowledges and represents that, in executing this Agreement, it has consulted with counsel (or has affirmatively chosen not to do so) and is fully aware of its rights and obligations under this Agreement.  This Agreement shall not be construed against any party by reason of its drafting or preparation.

8.                                      Miscellaneous.

(a)                                  Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the Apio and Apio Fresh; provided, however, that in the event that such amendment adversely affects any Grower in a manner differently than any other Grower, such amendment shall also require the written consent of such Grower.  Any amendment or waiver effected in accordance with this section shall be binding upon the parties and their respective successors and assigns.

(b)                                 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)                                  Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(d)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)                                  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)                                    Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(g)                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)                                 Entire Agreement.  This Agreementand the documents referred to herein are the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

(i)                                     Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(j)                                     Third-Party Reliance.  The parties hereto do not intend to create any third-party beneficiaries of their agreement hereunder, and no person or entity other than such parties and their respective successors, heirs and permitted assigns shall have any rights under this Agreement.

(k)                                  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

(l)                                     Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

(m)                               Breach and Acceleration.  Except as may otherwise be provided herein, if Apio Fresh or any Grower materially defaults in the performance of any provisions of this Agreement, and such default is not cured within thirty (30) days after Apio gives written notice of such default (the “Cure Period”), then immediately upon expiration of the Cure Period Apio shall, in addition to any other rights it may have, have the right to accelerate payment under the Carton Note, the DV Note and the Service Note in accordance with the terms of such notes.  In addition, if Apio Fresh terminates the Supply Agreement upon the failure of Apio to cure any breach thereunder, then Apio Fresh shall also have the right to immediately terminate this Agreement in its sole discretion.

(n)                                 Dispute Resolution.  Subject to Section 6 above, any controversy or claim arising out of or relating to this Agreement shall be resolved in the manner set forth in Section 14(n) of the Purchase Agreement.

9.                                       Covenant.  Apio Fresh agrees to use its best efforts to have each Grower who becomes a member of Apio Fresh after the date hereof, to execute and become a party to this Agreement.

[signature page follows]

The parties have caused this Non-Competition Agreement to be executed as of the date first written above.

APIO, INC., a Delaware corporation

By:
Gary T. Steele
Chairman of the Board of Directors

APIO FRESH, LLC, a California limited liability company

By:

Name:

Title:

SIGNATURE PAGE TO NON-COMPETITION AGREEMENT
CONTINUED ON NEXT PAGE

The parties have caused this Non-Competition Agreement to be executed as of the date first written above.

GROWERS:

Entity Name (if any)

By:

Name:

Title:
(if any)

EXHIBIT A

List of Growers

B & D Farms, Inc.

Baroda Farms, Inc.

Mahoney Brothers Farms, Inc.

San Miguel Farms

San Ysidro Farms, Inc.

Souza Produce, Inc.

Nicholas Tompkins